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                        Consent Of Independent Auditors             Exhibit 23.1



The Board of Directors
Enlighten Software Solutions, Inc.:

We consent to incorporation by reference in the registration statement (No.33-73588) on Form S-8 of Enlighten Software Solutions, Inc. of our report dated March 15, 2001, except as to Note 10, which is as of March 30, 2001, relating to the consolidated balance sheets of Enlighten Software Solutions, Inc. and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2000, which report appears in the December 31, 2000, annual report on Form 10-KSB of Enlighten Software Solutions, Inc.

                                                        /s/ KPMG LLP

Mountain View, California
March 30, 2001